Exhibit 6.8

LMP Automotive Holdings, Inc.
2018 Equity Incentive Plan

Restricted Stock Agreement

Dear [                  ],

On [             ], the Committee approved a grant of restricted stock (the “Restricted Stock”) to you to purchase Common Stock of LMP Automotive Holdings, Inc. (the “Company”) pursuant to the LMP Automotive Holdings, Inc. 2018 Equity Incentive Plan (the “Plan”).

The Restricted Stock granted to you is [    ] shares of Common Stock of the Company. The date of grant of the Restricted Stock is [    ].

Subject to you remaining in the employ of the Company on the applicable vesting dates below, these shares of Restricted Stock shall vest in annual installments of [   %] on the anniversary of the grant date as follows:

Number of Shares	Vesting Date

[Notwithstanding the above schedule, in the event your termination of employment is due to your death or Disability, all unvested Restricted Stock shall become one hundred percent (100%) vested on the date of your death or Disability.]

You will not have any voting rights for non-vested Restricted Stock, nor will you be entitled to dividends on non-vested Restricted Stock.

The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you. This agreement is governed by the laws of the State of Delaware.

By your signature and the signature of the Company’s representative below, you and the Company agree that the Restricted Stock is granted under and governed by the terms and conditions of the Plan and this Agreement. You have reviewed the Plan and this Agreement in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand all provisions of the Plan and this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and Agreement. You further agree to notify the Company upon any change in your residence address indicated below.

PARTICIPANT	LMP AUTOMOTIVE HOLDINGS, INC.

Signature	By

Print Name	Title

Residence Address